Exhibit 99.1

April 5, 2021

Dear Fellow Shareholders:

It takes many adjectives to describe the events that affected us all in 2020. While it was a challenging year by many measures, I am very proud of the role Invacare has played in responding to the pandemic. Associates acted quickly to keep a safe working environment so we could continue producing vital respiratory and care products, and continue providing the healthcare solutions upon which so many people rely for daily activities. In 2020, Invacare delivered strong financial results that exceeded the prior year, and advanced its long-term value-enhancing projects, including a full pipeline of new products and new information systems. Most of all, the Invacare team demonstrated its stalwart resilience amidst endless challenges and a rapidly shifting environment, always keeping sight of our mission.

Business Highlights

Over the past 18 months, we launched compelling new products in our largest product categories, mobility & seating and lifestyle, with novel features that appeal to our customers and end users. At the same time, we realized the benefit of prior strategic actions which expanded margins and matched SG&A expenses with changes in revenue. As a result, we achieved higher profitability and better free cash flow, coupled with improved financial flexibility through reduced debt and extended debt maturities. Importantly, we are now shifting to our final major transformation program to harmonize information systems as we pivot to our next chapter focused on growth.

Our strong performance was a result of the company’s culture of deftly dealing with adversity and challenge. Our Invacare colleagues around the world were aligned on our goals for the year and motivated by our mission to achieve them by providing life-enhancing medical solutions. Almost overnight, the majority of our associates worldwide seamlessly shifted to remote work. The team in Europe adapted to country-specific pandemic challenges while still executing our plant consolidation in Germany. In North America, the team quickly adopted a new daily routine to keep production of vital respiratory and care products going. In Asia Pacific, the team powered through local challenges, sustaining the momentum in our rentals business. Globally, our commercial team was incredibly constructive staying engaged with customers in new remote ways and remaining productive in a very different working environment. Everyone at Invacare pitched in to make a difference.

The company’s product diversity and innovative culture are competitive strengths. In 2020, the strong results of some of our businesses helped offset declines in other areas, which allowed us to continue funding key projects and product development across the entire portfolio. As a result, we launched new products throughout the year and continued to develop a full pipeline of products ready for launch in 2021. As of 2020, our mobility & seating portfolio has been completely refreshed with advanced technology and products, offering greater clinical benefits in power and manual wheelchairs, power add-on products, and scooters. We believe these solutions are best-in-class, setting a new standard for all others to be measured against. In the lifestyle portfolio, we introduced new beds and safe patient handling products, which resonated well with customers. Lastly, we invested heavily in respiratory products for future launches while supporting strong growth driven by the acute needs for existing solutions in that segment.

During the year, we also undertook several process improvement initiatives, streamlining operations and delivering expanded gross margins despite pandemic-related global supply chain challenges. In
Invacare Corporation
One Invacare Way, Elyria, OH 44035 USA
440-329-6000 www.invacare.com

December, we completed the consolidation of our German facilities, which optimizes our European footprint and will deliver annual cost savings going forward. We also took durable steps to reduce SG&A expense, which we expect to leverage as sales growth returns. Finally, as part of our IT modernization program, we completed the outsourcing of our IT infrastructure and began deployment of a new ERP system.

Taken together, these actions helped drive meaningful improvement in financial performance and are the backbone for what we expect will accelerate growth in the years to come. Our strategic initiatives are reflected in our results as we delivered significant improvement in profitability and free cash flow in 2020. Importantly, our North America segment returned to profitability with a $17 million improvement in operating income, reversing course from losses in the previous several years.

Governance Highlights

Invacare’s core mission is one of inclusion. After all, our products are designed to improve a person’s independence so they can be included and are able to achieve their potential doing whatever it is they chose to pursue in any setting. As an employer and community member, we believe it is important to align our business results with our mission-driven purpose, to create great healthcare solutions for people in a way that engages all of those that work with us.

Three years ago, we began a concerted Environmental, Social and Governance effort to ensure Invacare is a responsible environmental steward with employment practices and community outreach that engages the organization. In 2020, we continued to expand our sustainability efforts by further incorporating eco-friendly practices during the design and manufacturing stages of new product development. I am pleased to see the high level of engagement our associates have shown to drive continuous improvement.

We believe that Diversity, Equity and Inclusion are core tenets to our success. Over the past few years, we have continued to strengthen our Board of Directors by adding experienced leaders with diverse perspectives and backgrounds. More than half of the company’s independent directors are women, and the Board is diverse in race and ethnicity. Our Board has been an essential part of the company’s transformation, and I expect its continued engagement will help drive the company towards further growth in the years to come.

Looking Ahead

We are inspired by the opportunity ahead of us and made confident by our past. In 2020, we lost our company’s founder, Mal Mixon, who was a tireless advocate for inclusion and of our industry, supporting great care for all. Building on his vision and the many successes the company has had over its 40 years including through tough times like 2020, we are very much looking forward to a bright future. The work over the past several years, the accomplishments in 2020, and the team we have assembled set us up well for future success. We look forward to more and more people finding just how well our products help make life’s experiences possible.

On behalf of all of us at Invacare, I want to express my gratitude to our shareholders for your continued support. We are working hard to make Invacare even stronger.

Sincerely,

Matthew E. Monaghan
Chairman, President and Chief Executive Officer

Invacare Corporation
One Invacare Way, Elyria, OH 44035 USA
440-329-6000 www.invacare.com